UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2012 (November 14, 2012)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 14, 2012, Ampal-American Israel Corp. (the “Company”) announced that Merhav-Ampal Group Ltd. (“MAG”), an indirect wholly owned Israeli subsidiary of the Company, received a written notice from Israel Discount Bank (“IDB”) accelerating and setting to immediate repayment all outstanding indebtedness (approximately $58.9 million of principal and $1.0 million of interest) of MAG to IDB pursuant to a Letter of Undertaking dated December 3, 2007, as was amended (the “Loan”).  The proceeds of the Loan were used for the acquisition of Gadot Chemical Tankers and Terminals, Ltd. (“Gadot”), a wholly owned indirect subsidiary of Ampal.

IDB’s notice alleges several breaches of the Loan by MAG and of a guarantee of the Loan by the Company and states that as a reason, among other reasons, for sending the immediate repayment notice.  IDB stated in its notice that it is reserving all rights and remedies to recover all amounts due under the Loan, including foreclosing on Gadot shares owned by MAG, which have been pledged to IDB as security for the Loan.

As previously disclosed, the Company filed a voluntary petition for Chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of New York on August 29, 2012, and is currently working on a plan of reorganization.

On November 14, 2012, the Company issued a press release regarding the notice from IDB, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press Release of Ampal-American Israel Corporation, dated November 14, 2012.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: November 16, 2012	By:	/s/ Yoram Firon
Name: Yoram Firon
Title: Vice President - Investments and Corporate Affairs and Secretary

3

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press Release of Ampal-American Israel Corporation, dated November 14, 2012.

4